Exhibit 5.1

Squire Patton Boggs (US) LLP 2550 M Street, NW Washington, DC 20037 O +1 202 457 6000 F +1 202 457 5668 www.squirepattonboggs.com

December 9, 2021

Board of Directors

Sterling Bancorp

Two Blue Hill Plaza, Second Floor

Pearl River, New York 10965

Ladies and Gentlemen:

We have acted as counsel to Sterling Bancorp, a Delaware corporation (the “Company”), and are delivering this opinion in connection with the Registration Statement on Form S-8 of the Company (together with all exhibits thereto, the “Registration Statement”) being filed with the Securities and Exchange Commission on the date hereof. This Registration Statement relates to 6,045,682 shares of common stock, par value $0.01 per share (the “Plan Shares”), available for issuance under the Sterling Bancorp Amended and Restated 2015 Omnibus Equity & Incentive Plan, as amended (the “2015 Plan”). The Plan Shares were approved as available for awards under the 2015 Plan by the Company’s stockholders on May 29, 2019 and May 26, 2021.

In connection with this opinion, we have examined copies (in each case signed, certified or otherwise proven to our satisfaction to be genuine) of (i) the Registration Statement, (ii) the Amended and Restated Certificate of Incorporation of the Company, as amended, as presently in effect, (iii) the Amended and Restated Bylaws of the Company, as amended, as presently in effect, (iv) the resolutions adopted by the Board of Directors of the Company and related minutes that authorize the Registration Statement, the 2015 Plan, the issuance of the Plan Shares and other related matters, (v) the minutes of the meeting of the Company’s stockholders on May 29, 2019 and May 26, 2021 relating to the approval of the amendments to the 2015 Plan, (vi) the 2015 Plan and (vii) such other documents as we have deemed necessary or appropriate for purposes of this opinion. With respect to such examination, we have assumed the genuineness of all signatures on all documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as copies and the due execution and delivery of all documents by the parties thereto. We have also considered such legal matters as we have deemed necessary and relevant as the basis for this opinion. Insofar as this opinion relates to Plan Shares to be issued in the future, we have assumed that all applicable laws, rules and regulations in effect at the time of issuance are the same as such laws, rules and regulations in effect as of the date hereof and that there will be available at the time of the issuance of the Plan Shares a sufficient number of authorized and unissued shares of common stock of the Company. In addition, we have assumed that the resolutions of the Company’s Board of Directors or its applicable committee authorizing the Company to issue and deliver the Plan Shares pursuant to the 2015 Plan and the applicable award agreements will be in full force and effect at all times at which such Shares are issued and delivered by the Company, and that the Company will take no action inconsistent with such resolutions. As to certain factual matters material to the opinion expressed herein, we have relied to the extent we deemed proper upon representations, warranties and statements of officers and other representatives of the Company.

Board of Directors Sterling Bancorp December 9, 2021 Page 2	Squire Patton Boggs (US) LLP

Based upon and subject to the foregoing assumptions and qualifications, and the further qualifications set forth below, we are of the opinion that the Plan Shares to be issued by the Company have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the 2015 Plan, will be validly issued, fully paid and nonassessable.

The opinions set forth herein are rendered as of the date hereof and are based solely upon the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws of any other jurisdiction. Any such opinions are based upon our reasonable familiarity with the General Corporation Law of the State of Delaware as a result of our reading of standard published compilations of such laws and annotations thereto.

We hereby consent to the reference to our firm wherever appearing in the Registration Statement and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except as expressly provided in the preceding paragraph. This opinion is given as of the effective date of the Registration Statement, and we assume no obligation to update or supplement the opinions contained herein to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

Very truly yours,

/s/ Squire Patton Boggs (US) LLP

SQUIRE PATTON BOGGS (US) LLP